Exhibit 5.1

August 14, 2026

Board of Directors

Adamas Trust, Inc.

90 Park Avenue

New York, New York 10016

Re:	Adamas Trust, Inc. – 9.600% Senior Notes Due 2031

Ladies and Gentlemen:

We have acted as special counsel to Adamas Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of up to $103,500,000 aggregate principal amount of 9.600% Senior Notes Due 2031 of the Company (the “Notes”) to be issued under a sixth supplemental indenture between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated as of the date hereof (the “Sixth Supplemental Indenture”), to the indenture between the Company and U.S. Bank National Association, as predecessor to the Trustee, dated January 23, 2017 (the “Base Indenture” and, together with the Sixth Supplemental Indenture, the “Indenture”), and sold to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated August 11, 2026 (the “Underwriting Agreement”), by and among the Company, on the one hand, and Morgan Stanley & Co. LLC, Keefe, Bruyette & Woods, Inc., Piper Sandler & Co., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC (collectively, the “Underwriters”), on the other hand, including up to an additional $13,500,000 aggregate principal amount of the Notes to be issued to the Underwriters upon their exercise of the option to purchase additional Notes set forth in Section 3(b) of the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, we have examined the following documents:

(i)	the Company’s Registration Statement on Form S-3 (Registration No. 333-290073), as filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2025 and declared effective by the Commission on September 16, 2025 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act;

(ii)	the base prospectus, dated September 16, 2025 (such base prospectus, including the documents incorporated by reference therein, the “Base Prospectus”), which forms a part of and is included in the Registration Statement, as supplemented by the preliminary prospectus supplement, dated August 11, 2026, relating to the offering of the Notes, as filed with the Commission on August 11, 2026 pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein);

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

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(iii)	the Issuer Free Writing Prospectus, dated August 11, 2026, relating to the offering of the Notes, as filed with the Commission on August 11, 2026 pursuant to Rule 433 under the Securities Act;

(iv)	the final prospectus supplement, dated August 11, 2026, relating to the offering of the Notes, as filed with the Commission on August 12, 2026 pursuant to Rule 424(b) under the Securities Act (such final prospectus supplement, including the documents incorporated by reference therein, the “Final Prospectus Supplement,” and the Final Prospectus Supplement together with the Base Prospectus, the “Prospectus”);

(v)	an executed copy of the Underwriting Agreement;

(vi)	the Articles of Amendment and Restatement of the Company, as certified by (a) the Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 5, 2026 and (b) the Secretary of the Company on the date hereof;

(vii)	the Fourth Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

(viii)	executed copies of the Base Indenture and the Sixth Supplemental Indenture;

(ix)	resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held on January 13, 2017, adopted by unanimous written consent on September 4, 2025 and adopted by unanimous written consent on August 10, 2026, with respect to, among other things, the issuance, sale and due authorization of the Notes and the formation of a pricing committee of the Board (the “Pricing Committee”) in connection therewith, as certified by the Secretary of the Company as of the date hereof (the “Board Resolutions”);

(x)	resolutions of the Pricing Committee, dated as of August 11, 2026, with respect to the pricing of the issuance and sale of the Notes, as certified by the Secretary of the Company as of the date hereof (the “Pricing Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”);

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(xi)	a copy of the certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date hereof, as to certain factual matters;

(xii)	a copy of the certificate executed by the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(xiii)	the global certificate used to evidence the Notes, as certified by the Secretary of the Company on the date hereof (the “Global Note”); and

(xiv)	a certificate of the SDAT with respect to the good standing of the Company in the State of Maryland, dated as of a recent date (the “Maryland Certificate”).

In addition to our examination of the documents referred to above, we also have examined originals or reproductions or certified copies of certain records of the Company and certificates of officers of the Company and of public officials. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents and records and other papers submitted to us as originals, (ii) the conformity to the originals of all documents and records and other papers submitted to us as copies and the authenticity of the originals of such documents and records and other papers, (iii) the due authorization, execution and delivery of all documents and records and other papers by all parties thereto other than the Company, and, except to the extent expressly stated in the opinions contained herein, the validity, binding effect and enforceability thereof, (iv) the full legal capacity of natural persons, (v) the genuineness of all signatures, (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents and records and other papers submitted for our examination, (vii) that the Notes have been duly authenticated, issued and delivered by the Trustee, (viii) the accuracy of the representations and warranties, and the respective performance of the agreements, of each of the Company and of the Underwriters in the Underwriting Agreement and (ix) that the parties to the Base Indenture have not acted in a manner since the date of its effectiveness that would effect an amendment to, or modify the interpretation of, the Base Indenture.

As to factual matters, we have relied upon the accuracy of the representations and warranties made in the Underwriting Agreement, upon certificates of officers of the Company and upon certificates and oral advice of public officials, without independent investigation. Without limiting the generality of the foregoing, for purposes of our opinion, we have not searched any electronic or other databases, nor have we conducted a search of the dockets of any court or administrative or other regulatory agency.

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Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The Company has the corporate power to enter into and perform its obligations under the Indenture. The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company.

3.	The sale and issuance of the Notes have been duly authorized by all necessary corporate action on the part of the Company.

4.	The Global Note, when duly authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Resolutions, will constitute a valid and binding obligation of the Company, enforceable against the Company under the laws of the State of New York in accordance with its terms, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited or otherwise affected by (a) the effects of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) general principles of equity, whether considered at law or in equity, and (c) an implied covenant of good faith and fair dealing.

We express no opinion concerning or as to (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws. The opinion in paragraph 1 above is based solely on the Maryland Certificate. With respect to the opinion expressed in paragraph 4 above, we express no opinion as to the enforceability of provisions of the Indenture or the Notes (a) that provide for liquidated damages or any “make whole,” “yield maintenance” or “premium amount” to the extent they may be deemed a penalty or (b) relating to amounts payable on the Notes upon acceleration that may be deemed to be unearned interest.

We do not purport to express any opinion on any laws other than the internal laws of the State of New York and the Maryland General Corporation Law. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied from this opinion.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.